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                                                                   EXHIBIT 10.16
                                 [NETSOLVE(SM)]



June 17, 1999

Mr. Harry S. Budow
5904 Kensington Drive
Plano, Texas 75093

Dear Harry,

On behalf of NetSolve Incorporated, I am pleased to offer you a position as Vice President of Marketing, reporting to me. We would like you to commence work no later than Monday, October 4, 1999, in our offices at 12331 Riata Trace Parkway, Austin, Texas.

Your basic hours of work shall initially be 8:00 AM to 5:00 PM; however, your job duties are professional in nature and therefore you are not eligible for compensation in excess of forty (40) hours per week. It is anticipated that you will work the number of hours necessary to accomplish the job for which you have been hired, which may necessitate that you work more or different hours than those described. The salary for this position is currently $16,667 per month. Pay periods currently end on the 15th and the last day of each month. Your salary and compensation level will be reviewed annually.

In addition to salary, the Company also offers certain employee benefits, including group medical and dental insurance, 401(k) Plan, 125 Cafeteria Plan, four weeks of paid vacation annually and equity in the Company. You will become eligible for these benefits under, and subject to, the plans offered by the Company on your date of hire. As the Company is committed to an ongoing review of its benefits and policies, these items can vary in the future and are, at all times, subject to the provisions of the documents describing such benefits and policies.

It is mutually understood and agreed that, should your employment be terminated by NetSolve prior to your first anniversary, other than for "cause," you shall be entitled to receive salary continuance for 12 months from the date of termination. Following your first anniversary, during the time you are employed by NetSolve or its successors, you will be entitled to receive salary continuance for 6 months under the same conditions as described immediately above. Termination of employment shall be for "cause" if in the reasonable opinion of NetSolve's President and CEO you:

     .    breach or neglect the duties which you are required to perform;
     .    commit any material act of dishonesty, fraud, theft,
          misrepresentation, or other act of moral turpitude;
     .    are guilty of gross carelessness or misconduct;
     .    fail to obey the lawful direction of your management;
     . or act in any way that results in direct, substantial, and adverse effect on NetSolve's reputation.
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Harry S. Budow                                                               2
June 17, 1999


You will be issued Stock Options, given ratification by the Board of Director's, to purchase 100,000 shares of NetSolve Incorporated common stock pursuant to the Company's Stock Option Plan. The actual grant of options will be subject to Board of Director approval. Your option exercise price will be the fair market value of the Company's common stock at the date of the grant, and your participation in the Company's Stock Option Plan is subject to the provisions of that plan. In addition, we will recommend to the Board that in the event NetSolve is acquired and/or merged (where NetSolve is not the surviving entity) in the first twelve months of your employment, the Board will accelerate your vesting schedule to a minimum of 50%.

In order to assist you with your relocation to Austin, NetSolve will make a one time payment to you of $100,000. In addition, we will provide you with the use of NetSolve's apartment for a minimum of three months. You will be responsible for any state or federal income tax consequences with respect to this payment and if you should use the apartment. Should you terminate employment prior to completing twelve months of service (unless terminated by NetSolve other than for cause), you will be required to refund this amount on a prorated basis.

All offers of employment made by NetSolve are contingent upon the following:

     . You are able to establish that you are authorized to work in the U.S.A. by the third day following your hire date; and
     . You agree to and we receive satisfactory results on a background check of your education, work, driving, and criminal history; and
     .    You sign the NetSolve Proprietary Information and Inventions
          Agreement.

As with all our employees, if you should accept and then change your mind later, you can terminate your employment at any time for any or no reason, as can the Company, it being understood that your employment with the Company will be on an "at will" basis.

I am sincerely happy that you have joined our team, and I look forward to working with you.

If you agree to the terms of this letter, please sign below.

Sincerely,

/s/ Craig S. Tysdal

Craig S. Tysdal
President and CEO




I accept your position and acknowledge that it is conditioned upon my establishing authorization to work in the U.S.A., agreeing to and receiving a satisfactory background check, and signing of the NetSolve Proprietary Information and Inventions Agreement. I further acknowledge that there were no promises of stock, stock options, bonuses, guaranteed raises, promotions, review dates, pay in lieu
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Harry S. Budow                                                              3
June 17, 1999


of notice or severance pay or other inducements to my acceptance thereof other than those outlined above. Finally, I acknowledge that this letter does not constitute a promise or contract of continued employment and that both the Company and I may, at any time, terminate my employment for any or no reason.


/s/ Harry S. Budow                                        6/26/99
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Harry S. Budow                                       Date